Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-274823 on Form S-3 and Registration Statement Nos. 333-267445 and 333-270935 on Form S-8 of our report dated March 25, 2024, relating to the financial statements of Third Harmonic Bio, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, NJ

March 25, 2024